EXHIBIT 21

SUBSIDIARIES

Oxford Bio-Imaging Research, Inc., a New Jersey corporation and wholly-owned subsidiary of the Company

BioClinica Holding B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of the Company

BioClinica Private Limited, a corporation organized under the laws of India and wholly-owned subsidiary of the Company

Red Oak Research, Inc., a Delaware corporation and wholly-owned subsidiary of Oxford Bio-Imaging Research, Inc.

BioClinica, B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of BioClinica Holding B.V.

BioClinica SAS, a corporation organized under the laws of France and wholly-owned subsidiary of BioClinica Holding B.V.